                                                                   Exhibit 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE

             BRESLER & REINER, INC. (OTC: BRER) REPORTS 2002 RESULTS

WASHINGTON, D. C. - March 31, 2003: Bresler & Reiner, Inc. (OTC: BRER) announced today net income of $6,086,000 or $2.22 per share for 2002 on revenues of $59,383,000.

In 2001, the Company reported net income of $10,216,000 or $3.73 per share on revenues of $52,048,000.

Shareholders' equity was $118,514,000 or $43.27 per share in 2002 compared to $112,441,000 or $41.05 per share in 2001. Cash and short-term investments increased to $30.82 per share in 2002, up from $24.35 per share in 2001.

Mr. Sidney M. Bresler, Chief Executive Officer, reported that the reduction in per share earnings is principally attributed to the long anticipated expiration of the GSA lease for the Waterfront Complex in Washington, D. C. in September 2002, resulting in the reduction of $2,520,000 in net income as compared to 2001, or $0.92 per share. Based on historic low interest rates the Company placed an additional $44,000,000 in new real estate based debt in 2001 and $41,510,000 in new real estate debt in 2002. This resulted in approximately $1.48 per share additional interest expense on an after tax basis. The Company has increased its cash and short-term investments by $17,700,000 for a total of $84,415,000 or $30.82 per share. The Company is in the process of investing these funds, primarily in real estate assets.

The Company owns, operates and manages hospitality, apartment and commercial properties principally in the Washington, D. C. metropolitan area.




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                                FINANCIAL SUMMARY


Twelve Months Ending December 31,                                    2002               2001
                                                               ---------------------------------------
Revenues                                                        $  59,383,000       $ 52,048,000

Cost of Sales & Expenses                                           43,696,000         29,884,000
                                                               ---------------------------------------

Net Income Before Income Taxes & Minority Interest                 15,687,000         22,164,000

Income Taxes                                                        3,179,000          4,723,000
                                                               ---------------------------------------

Net Income Before Minority Interest                                12,508,000         17,441,000

Minority Interest                                                   6,422,000          7,225,000
                                                               ---------------------------------------

Net Income                                                      $   6,086,000       $ 10,216,000
                                                               =======================================

Earnings Per Common Share                                       $        2.22       $       3.73
                                                               =======================================

Weighted Average Number of Common Shares Outstanding                2,738,751          2,738,906
                                                               =======================================

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For Further Information Contact:    William J. Donovan, Chief Financial Officer
                                    Bresler & Reiner, Inc.
                                    11140 Rockville Pike, Suite 620
                                    Rockville, Maryland 20852
                                    (301)  945 - 4300